AMENDMENT TO THE BYLAWS
OF
DWS RREEF WORLD REAL ESTATE &
TACTICAL STRATEGIES FUND, INC.

      This Amendment to the Bylaws of DWS
RREEF World Real Estate & Tactical Strategies
Fund, Inc., a Maryland corporation, is effective as of March 11, 2009.

      The Bylaws are hereby amended as follows:
      1.	The second sentence of Article 3,
Section 3.2 is hereby amended to read as follows:

Other officers, if any, may be elected or appointed by the Board of Directors at any time.

      2.	The third sentence of Article 3,
Section 3.9 is hereby amended to read as follows:

Any officer or agent of the Corporation may
be removed by the Board of Directors
whenever in the Board?s judgment the best
interests of the Corporation will be served
thereby.
      3.	The first paragraph of Article 9,
Section 9.2(a), is hereby amended to read as
follows:
(a)	General.  Meetings of the
Shareholders of the Corporation other than
annual meetings (each such meeting a
?special meeting?) may be called at any time
by the Board of Directors or by the Chief
Executive Officer or the President and,
subject to subsection (b) of this Section 9.2,
shall be called by the Chief Executive
Officer, the President or the Secretary at the
request in writing of Shareholders entitled to
cast not less than a majority of the votes
entitled to be cast at the meeting.  Business
transacted at all special meetings of
Shareholders shall be confined to the
purpose or purposes stated in the notice of
the meeting.  The Board of Directors has the
sole power to fix the date, time and place, if
any, and the means of remote
communication, if any, by which
Shareholders and proxy holders may be
considered present in person and may vote
at any special meeting.  A special meeting
may be called only for the purpose of
transacting such business that is proper for
Shareholder action under the charter of the
Corporation, these Bylaws and applicable
law and as may properly come before such
meeting.
      4.	The second sentence of Article 9,
Section 9.2(b)(1), is hereby amended to read as follows:

The Record Date Request Notice shall set
forth the purpose of the meeting and the
matters proposed to be acted on at it, shall
be signed by one or more Shareholders of
record as of the date of signature (or their
agents duly authorized in a writing
accompanying the Record Date Request
Notice), shall bear the date of signature of
each such Shareholder (or such agent) and
shall set forth all information relating to
each such Shareholder that must be
disclosed in solicitations of proxies for
election of directors in an election contest
(even if an election contest is not involved),
or is otherwise required, in each case
pursuant to Regulation 14A (or any
successor provision) under the Securities
Exchange Act of 1934, as amended, and the
rules and regulations promulgated
thereunder (the ?1934 Act?).
      5.	The first sentence of the final
paragraph of Article 9, Section 9.6, is hereby deleted in its entirety and the following provision is substituted in its place:

Directors shall be elected by the affirmative
vote of the holders of a majority of the
shares of stock outstanding and entitled to
vote thereon.
      6.	Article 9, Section 9.11, is hereby
amended to read as follows:
9.11	Advance Notice of Shareholder
Nominees for Directors and Other
Shareholder Proposals.

(a)	Annual Meetings of Shareholders.
(1)  Nominations of individuals for election
to the Board of Directors and the proposal of other business to be considered by the Shareholders may be made at an annual meeting (i) pursuant to the Corporation?s notice of meeting given by the Secretary of the Corporation pursuant to Section 9.5 of these Bylaws, (ii) by or at the direction of the Board of Directors or (iii) by any Shareholder of the Corporation if such Shareholder (A) can demonstrate to the Corporation record ownership of shares of the Corporation?s stock, both as of the time the Shareholder Notice (as defined below) was delivered to the Secretary of the Corporation as provided in paragraph (2) of this Section 9.11(a) and at the time of the annual meeting, (B) is entitled to vote the applicable shares at the meeting and (C) has complied with the procedures set forth in this Section 9.11(a). The requirements of this Section 9.11 shall apply to any business to be brought before an annual meeting by a Shareholder whether such business is to be included in the Corporation?s proxy statement pursuant to Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the 1934 Act, presented to Shareholders by means of an independently financed proxy solicitation or otherwise presented to Shareholders.

(2)	For nominations or other business to
be properly brought before an annual
meeting by a Shareholder pursuant to clause
(iii) of paragraph (a)(1) of this Section 9.11, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation (a ?Shareholder Notice?)
and such other business must otherwise be a proper matter for action by the Shareholders.
To be timely, a Shareholder Notice shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date on which notice of the prior year's annual meeting was first given to Shareholders;
provided, however, that in the event that the date of the annual meeting set forth in a notice of meeting given by the Secretary of the Corporation pursuant to Section 9.5 of these Bylaws is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year?s annual meeting, the Shareholder Notice, to be timely, must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any postponement or adjournment of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a Shareholder Notice. To be in proper form, a Shareholder Notice (whether given pursuant to this Section 9.11(a)(2) or
Section 9.11(b)) shall: (i) set forth as to each individual whom the Shareholder proposes to nominate for election or reelection as a director, (A) the name, age, date of birth, nationality, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Corporation that are owned of record or beneficially by such individual, (C) the date such shares were acquired and the investment intent of such acquisition, (D) whether such Shareholder believes any such individual is, or is not, an ?interested person? of the Corporation, as defined in the 1940 Act and information regarding such individual that is sufficient, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Corporation, to make such determination,
(E) all other information relating to such individual that would be required to be disclosed in a proxy statement or otherwise required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Regulation 14A (or any successor provision) under the 1934 Act and the rules and regulations thereunder (including such individual?s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (F) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and any Shareholder Associated Person (as defined below), if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Shareholder making the nomination and any Shareholder
Associated Person, or any affiliate or
associate thereof or Person acting in concert therewith, were the ?registrant? for purposes of such Item and the nominee were a director or executive officer of such registrant; (ii) if the Shareholder Notice relates to any business other than a nomination of a director or directors that the Shareholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such Shareholder and any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the Shareholder and any Shareholder Associated Person therefrom and (B) a description of all agreements, arrangements and understandings between such Shareholder and such Shareholder Associated Person, if any, and any other Person or Persons
(including their names) in connection with the proposal of such business by such Shareholder; (iii) set forth, as to the Shareholder giving the Shareholder Notice and any Shareholder Associated Person, (A) the class, series and number of all shares of stock of the Corporation which are, directly or indirectly, owned beneficially and of record by such Shareholder and by such Shareholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such Shareholder and by any such Shareholder Associated Person, (B) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or settlement payment date or mechanism at a price related to any class or series of shares of the Corporation or with value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a ?Derivative
Instrument?) directly or indirectly owned beneficially by such Shareholder and by such Shareholder Associated Person, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which such
Shareholder and such Shareholder
Associated Person, if any, has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of this Section 9.11(a)(2), a Person shall be deemed to have a short interest in a security if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such Shareholder or Shareholder Associated Person, if any, that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in the shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or other entity in which such Shareholder or Shareholder Associated
Person, if any, is a general partner or holds a similar position or, directly or indirectly, beneficially owns an interest in a general partner or entity that holds a similar position, (G) any performance-related fees
(other than an asset-based fee) that such Shareholder or Shareholder Associated
Person, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of the Shareholder
Notice, including without limitation any such interest held by members of such Shareholder?s or Shareholder Associated
Person?s, if any, immediate family sharing the same household (which information shall be supplemented by such Shareholder or Shareholder Associated Person, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date) and (H) any other derivative positions held of record or beneficially by the Shareholder and any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate or otherwise manage benefit, loss or risk of share price changes or to increase or decrease the voting power of, such Shareholder or any Shareholder
Associated Person with respect to the
Corporation?s securities; (iv) set forth, as to the Shareholder giving the Shareholder
Notice and any Shareholder Associated
Person, (A) the name and address of such Shareholder as they appear on the Corporation?s stock ledger and current name and address, if different, and of such Shareholder Associated Person and (B) any other information relating to such
Shareholder and Shareholder Associated
Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Regulation 14A (or any successor provision) under the 1934 Act and the rules and regulations thereunder; (v) set forth, to the extent known by the Shareholder giving the Shareholder Notice, the name and address of any other
Shareholder or beneficial owner of shares of the Corporation?s stock supporting the nominee for election or reelection as a director or the proposal of other business on the date of the applicable Shareholder
Notice; (vi) with respect to each nominee for election or reelection as a director, be accompanied by a completed and signed questionnaire, representation and agreement required by Section 9.12 of these Bylaws;
(vii) set forth any material interest of the Shareholder providing the Shareholder
Notice, or any Shareholder Associated
Person, in the matter proposed (other than as a Shareholder of the Corporation); and (viii) include a representation that the Shareholder or an authorized representative thereof intends to appear in person at the meeting to act on the matter(s) proposed. With respect to the nomination of an individual for election or reelection as a director pursuant to Section 9.11(a)(1)(iii), the Corporation may require the proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve an in independent director of the Corporation or that could be material to a reasonable Shareholder?s understanding of the independence, or lack thereof, of such nominee. If a nominee fails to provide such written information within five Business
Days, the information requested may be
deemed by the Board of Directors not to
have been provided in accordance with this
Section 9.11.

(3)	Notwithstanding anything in the
second sentence of subsection (a)(2) of this
Section 9.11 to the contrary, in the event the Board of Directors increases the number of directors and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year?s annual meeting, a Shareholder Notice required by this Section 9.11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(4)	For purposes of this Section 9.11,
?Shareholder Associated Person? of any
Shareholder shall mean (i) any Person
controlling, directly or indirectly, or acting in concert with, such Shareholder, including any beneficial owner of the Corporation?s securities on whose behalf a nomination or proposal is made, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Shareholder and (iii) any Person controlling, controlled by or under common control with such Shareholder Associated Person. For purposes of the definition of Shareholder
Associated Person, the term ?control?
(including the terms ?controlling,?
?controlled by? and ?under common control with?) has the same meaning as in Rule 12b-
2 under the 1934 Act.

(b)	Special Meetings of Shareholders.
Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the notice of meeting given by the Secretary of the Corporation pursuant to
Section 9.5 of these Bylaws. Nominations of individuals for election to the Board of Directors may be made at a special meeting of Shareholders at which directors are to be elected (i) pursuant to the Corporation?s notice of meeting given by the Secretary of the Corporation pursuant to Section 9.5 of these Bylaws, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any Shareholder of the Corporation if such Shareholder (A) can demonstrate to the Corporation record ownership of such shares both as of the time the Shareholder Notice was delivered to the Secretary of the Corporation as provided in
Section 9.11(a)(2) of these Bylaws and at the time of the special meeting, (B) is entitled to vote the applicable shares at the special meeting and (C) has complied with the procedures set forth in this Section 9.11 as to such nomination. In the event that a special meeting of Shareholders is called for the purpose of electing one or more individuals to the Board of Directors, any Shareholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the Corporation?s notice of meeting, if the Shareholder Notice required by paragraph
(2) of Section 9.11(a) of these Bylaws shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting of Shareholders and not later than 5:00 p.m., Eastern Time, on the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting of Shareholders is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting of Shareholders and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any postponement or adjournment of a special meeting of Shareholders, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a Shareholder Notice.

(c)	General.  (1)  Upon written request
by the Secretary or the Board of Directors or any committee thereof, any Shareholder proposing a nominee for election as a director or any proposal for other business at a meeting of Shareholders shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the
Shareholder pursuant to this Section 9.11. If a Shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed by the Board of Directors not to have been provided in accordance with this Section 9.11.
Notwithstanding anything herein to the
contrary, the Corporation shall have no
obligation to inform a Shareholder of any defects with respect to the timing or substance of a Shareholder Notice or give such Shareholder an opportunity to cure any defects.

(2)	Only such individuals who are
nominated in accordance with the
procedures set forth in this Section 9.11 shall be eligible for election by Shareholders as directors, and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. Except as otherwise provided by law, the charter of the Corporation or these By-laws, the chairman presiding over the meeting of Shareholders shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the charter or these Bylaws and, if any proposed nomination or business is not in compliance with the procedures set forth in the charter and these Bylaws, to declare that such defective proposal or nomination shall be disregarded. Any determination by the chairman presiding over a meeting of Shareholders shall be binding on all parties.

(3)	For purposes of this Section 9.11,
?public announcement? shall mean
disclosure (i) in a press release reported by the Dow Jones News Service, Associated
Press, Business Wire, PR Newswire or
comparable news service, (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the 1934 Act or the 1940 Act and the rules and regulations promulgated thereunder or (iii) on a Web site accessible to the public maintained by the Corporation or by its investment manager or an affiliate of such investment manager with respect to the Corporation.

(4)	Notwithstanding the foregoing
provisions of this Section 9.11, a
Shareholder shall also comply with all
applicable law, including, without
limitation, requirements of state law and of
the 1934 Act and the rules and regulations
promulgated thereunder with respect to the
matters set forth in this Section 9.11.
Nothing in this Section 9.11 shall be deemed
to affect any right of the holders of any class
or series of the Corporation?s preferred stock
(if any) if and to the extent provided under
law, the charter of the Corporation or these
Bylaws.
      7.	A new Article 9, Section 9.12 is
hereby added as follows:

9.12	Submission of Questionnaire,
Representation and Agreement.  To be
eligible to be a Shareholder nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a Shareholder Notice) to the Secretary of the Corporation at the principal executive office of the Corporation a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a written representation and agreement that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a ?Voting Commitment?) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person?s ability to comply, if elected as a director of the Corporation, with such person?s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any
Person other than the Corporation with
respect to any direct or indirect
compensation, reimbursement or
indemnification in connection with service or action as a director that has not been disclosed therein and (c) in such person?s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

      8.	The reference to ?Section 2(x)(19) of
the 1940 Act? in Article 11, Section 11.2 is hereby amended to ?Section 2(a)(19) of the 1940 Act.?



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